Exhibit 99.1

Powerwave Technologies Announces That Shenzhen Tatfook to Acquire Selected Assets of Powerwave’s Chinese Manufacturing Operations

Companies Also Agree to Long-Term Manufacturing and Supply Agreement

SANTA ANA, Calif.--(BUSINESS WIRE)--April 25, 2012--Powerwave Technologies, Inc. (NASDAQ:PWAV), and Shenzhen Tatfook Technology Co. Ltd. today announced that they have entered into a definitive agreement under which Tatfook will acquire selected assets of Powerwave’s China manufacturing facility and will provide Powerwave with a long-term manufacturing and supply agreement. Tatfook will purchase certain assets from Filtronic (Suzhou) Telecommunication Products Co. Ltd, which is the subsidiary of Powerwave that owns and operates Powerwave’s China manufacturing operation, for US$12.5 million which will be fully paid on closing. The transaction is expected to close during the current quarter, and includes the assumption of selected facility leases in Suzhou, the purchase of certain equipment, inventory and offers of employment to employees located in Powerwave’s China manufacturing operations.

Upon closing of this transaction, Powerwave will license Tatfook to manufacture and sell selected antenna and tower mounted amplifier products within the China market under a license and manufacturing agreement. Tatfook will pay an upfront license fee of US$5 million under the license and manufacturing agreement as well as ongoing royalty fees on future product sales. Also upon closing of the transaction, Tatfook will enter into a strategic supply agreement with Powerwave where Powerwave can benefit from Tatfook’s low cost structure and strategic manufacturing capabilities.

Powerwave is retaining all of its industry leading antenna capabilities, as well as advanced capabilities that are crucial to providing leading edge filtering solutions to the global wireless market, including customer relationships, product innovation and research and development, global customer support and customer contracts.

“We believe our strategic relationship with Tatfook will enable us to leverage both Tatfook’s strategic outsourcing capabilities as well as their unique sales capabilities within the China market,” stated Ronald J. Buschur, Powerwave’s President and Chief Executive Officer. “We believe that this transaction allows Powerwave to better focus our resources while utilizing a strong manufacturing specialist such as Tatfook, which will provide us with a significant manufacturing scale and local China supply chain expertise, which should help Powerwave to lower our costs and improve our operational flexibility.”

This transaction is subject to certain Chinese governmental and regulatory approvals, as well as other customary closing conditions.

About Tatfook

Shenzhen Tatfook Technology Co., Ltd. (www.tatfook.com) is one of the leading global manufacturing service providers engaging both in radio frequency subsystem solutions and structural assembly in the application of mobile telecommunication base stations. Established in June 2001 and headquartered in Shenzhen, Tatfook has five R&D centers (in Beijing, Shanghai, Shenzhen, Chengdu and Italy) and two large manufacturing bases in Shenzhen and Anhui. Thanks to the efforts of more than 4000 employees, Tatfook is adept at satisfying customer’s expectations with its quick response, first-class service and low cost. Tatfook has been listed on China’s Stock Market since October 26th, 2010 with stock code 300134.

About Powerwave

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Forward-Looking Statements

The foregoing statements regarding the schedule for closing, satisfaction of closing conditions, the anticipated lower costs from Tatfook’s manufacturing scale and supply chain expertise and the potential for increased sales in China are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995. The forward-looking statements contained in this press release are based on information available to Powerwave as of the date of this press release and management’s views and assumptions regarding future events and business performance as of the date of this press release and are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, delays in obtaining approvals, including regulatory approvals, difficulties in transitioning manufacturing operations to Tatfook and the possibility of disruptions in the supply of products, our ability to achieve manufacturing cost reductions, and our reliance on a contract manufacture for the manufacture and supply of our products. Powerwave emphasizes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also emphasizes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results and the price of Powerwave’s common stock are described in Powerwave’s Form 10-K, for the fiscal year ended January 1, 2012, which is filed with the Securities and Exchange Commission, and other risks detailed from time to time in Powerwave’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces. Powerwave expressly disclaims any intent or obligation to update any forward looking statements, whether as a result of new information, future events or otherwise, after the date of this press release to conform such statements to actual results or to changes in our opinions or expectations excepts as required by applicable law or the rules of the NASDAQ Stock Market.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608